Exhibit (a)(2)(iii)

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Phone (713) 780-9494

Fax (713) 780-9254

Contact:
Robert C. Turnham, President	Traded: NYSE (GDP)
Joe Leary, Interim-CFO

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES FINAL RESULTS OF PREFERRED STOCK TENDER OFFER

HOUSTON, December 16, 2015 /PRNewswire/ — Goodrich Petroleum Corporation (NYSE: GDP) (the “Company”) today announced final results from its previously announced tender offer to exchange depositary shares of the Company’s newly created 10.00% Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock”) for any and all issued and outstanding shares of the Company’s 5.375% Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”), up to 2,390,000 depositary shares of the Company’s outstanding 10.00% Series C Cumulative Preferred Stock (“Series C Preferred Stock”), and up to 2,390,000 depositary shares of the Company’s outstanding 9.75% Series D Cumulative Preferred Stock (“Series D Preferred Stock” and, together with the Series B Preferred Stock and the Series C Preferred Stock, the “Existing Preferred Stock”).

Similar to the Series B Preferred Stock, the Company has applied to list the Series E Preferred Stock on the OTCQX Marketplace and expects the shares to be delivered and freely tradable upon closing, which is expected to occur on or about December 18, 2015. The Series E Preferred Stock will be immediately eligible for conversion into common stock of the Company per the terms of the Offer to Exchange dated November 6, 2015 (the “Offer to Exchange”). The common stock of the Company received upon conversion of the Series E Preferred Stock will be listed on the NYSE and will be freely tradable.

D.F. King & Co., Inc., the exchange agent and information agent for the exchange offers, has advised the Company that as of 5:00 p.m., New York City time on December 15, 2015, approximately 50% of the shares of Existing Preferred Stock eligible for exchange have tendered and been accepted by the Company, as follows:

•	758,434 shares of Series B Preferred Stock have been validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 33.7% of the Series B Preferred Stock offered for exchange;

•	1,274,932 depositary shares of Series C Preferred Stock have been validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 53.3% of the maximum 2,390,000 depositary shares offered for exchange; and

•	1,463,759 depositary shares of Series D Preferred Stock have been validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 61.3% of the maximum 2,390,000 depositary shares offered for exchange.

As a result of the exchanges, the Company has retired approximately $106.4 million of Existing Preferred Stock in exchange for approximately $36.5 million of Series E Preferred Stock.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the SEC. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, +1-713-780-9494